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Exhibit B10(B)



The Board of Directors of
United Investors Life Insurance Company
and the Contract Owners of the United
Investors Annuity Variable Account



We consent to the use of our report dated January 29, 1999, relating to the balance sheets of United Investors Life Insurance Company as of December 31, 1998 and 1997, and the related statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and also to the use of our report dated April 9, 1999, relating to the balance sheet of United Investors Annuity Variable Account as of December 31, 1998, and the related statements of operations and changes in net assets for each of the years in the two-year period ended December 31, 1998, as contained in Post-Effective Amendment No. 16 to Form N-4 for United Investors Annuity Variable Account. We also consent to the reference to our firm under the heading "Experts" in the Statement of Additional Information.



                                      /s/ KPMG PEAT MARWICK LLP



Birmingham, Alabama
April 28, 1999